WNC HOUSING TAX CREDIT FUND V, L.P.,
                                    SERIES 4
                                [GRAPHIC OMITTED]
                       Supplement Dated February 26, 1997
                        To Prospectus Dated July 26, 1995

     This Supplement is part of, and should be read in conjunction with, the Prospectus of WNC Housing Tax Credit Fund V, L.P., Series 4 ("Series 4") dated July 26, 1995 (the "Prospectus"), and the Supplement to Prospectus dated November 14, 1996. Capitalized terms used but not defined in this Supplement have the meanings given to them in the Prospectus.

TABLE OF CONTENTS
                                                                          Page
Status of Series 4 Offering.................................................1
Local Limited Partnership Investments.......................................1

Supplement Presentation                  Relationship to Prospectus Presentation

Status of Series 4 Offering                     New Information
Local Limited Partnership Investments           New Information

STATUS OF SERIES 4 OFFERING

     As of the date hereof, Series 4 has received and accepted subscriptions in the amount of $11,101,000 (11,101 Units), of which $207,000 currently is represented by Promissory Notes.

LOCAL LIMITED PARTNERSHIP INVESTMENTS

     Included herein is a discussion of seven Local Limited Partnership Interests acquired or identified for acquisition by Series 4 in addition to the three other Local Limited Partnership Interests identified in the Supplement dated November 14, 1996. The Apartment Complexes owned by these seven Local Limited Partnerships are located in five states and are being developed and constructed by six different development teams. Each of the Apartment Complexes has received a reservation of Low Income Housing Credits. While the Fund Manager believes that Series 4 is reasonably likely to retain or acquire an interest in each of these Local Limited Partnerships, Series 4 may not do so as a result of the failure by a Local Limited Partnership to satisfy one or more conditions precedent to the payment of each installment payment, the inability of Series 4 to raise additional capital necessary to complete the purchase of the Local Limited Partnership Interests identified herein, the purchase of Local Limited Partnership Interests other than those identified herein, or other factors.
Moreover, the terms of any acquisition may differ from those as described. Accordingly, investors should not rely on the ability of Series 4 to acquire an investment in all these Local Limited Partnerships on the indicated terms in deciding whether to invest in Series 4.

     Series 4 has become a limited partner in Ashford Place, L.P., an Oklahoma limited partnership ("ASHFORD PLACE"); Lamar Plaza, L.P., a Missouri limited partnership ("LAMAR"); Mesa Verde Apartments, Limited Partnership, a New Mexico limited partnership ("MESA VERDE"); and Woodland Townhomes, L.P., an Alabama limited partnership "WOODLAND TOWNHOMES"). Series 4 expects to become a limited partner in Belen Vista, L.P., a New Mexico limited partnership ("BELEN VISTA");

Hilltop, L.P., a Texas limited partnership ("HILLTOP"); and Mountain Vista Associates, L.P., a New Mexico limited partnership ("MOUNTAIN VISTA").

     ASHFORD PLACE owns the Ashford Place Apartments in Shawnee, Oklahoma; BELEN VISTA owns the Belen Vista Apartments in Belen, New Mexico; HILLTOP owns the Hilltop Apartments in Palestine, Texas; LAMAR owns the Lamar Plaza Apartments in Lamar, Missouri; MESA VERDE owns the Mesa Verde Apartments in Roswell, New
Mexico; MOUNTAIN VISTA owns the Mountain Vista Apartments in Los Alamos, New Mexico; and WOODLAND TOWNHOMES owns the Woodland Townhomes in Marion, Alabama.

     The following tables contain information concerning the Apartment Complexes and the Local Limited Partnerships identified herein:


                                           ACTUAL OR                                                        LOCAL LIMITED   YEAR
                                           ESTIMATED    ESTIMATED                              PERMANENT    PARTNERSHIP'S   CREDITS
                                           CONSTRUC-    DEVELOP-                               MORTGAGE     ANTICIPATED     TO BE
LOCAL        PROJECT                       TION         MENT COST     NUMBER OF      BASIC     LOAN         AGGREGATE       FIRST
LIMITED      NAME/NUMBER      LOCATION     COMPLETION   (INCLUDING    APARTMENT      MONTHLY   PRINCIPAL    TAX CREDITS     AVAIL-
PARTNERSHIP  OF BUILDINGS     OF PROPERTY  DATE         LAND COST)    UNITS          RENTS     AMOUNT       (1)             ABLE
------------------------------------------------------------------------------------------------------------------------------------
ASHFORD      Ashford          Shawnee      December     $4,748,683    32 1BR units   $360      $2,187,000    $3,901,370     1997
PLACE        Place            (Pottawa     1997                       60 2BR units   $438      Greystone
             Apartments       -tomie                                   8 3BR units   $506      & Co. (2)
                              County),
             7  buildings     Oklahoma
------------------------------------------------------------------------------------------------------------------------------------
BELEN        Belen Vista      Belen         March       $1,998,882    30 1BR         $470        $1,546,000    $896,740     1997
VISTA        Apartments       (Valencia     1997                      26 2BR         $509        RECDS (5)
                              County),
             15 buildings     New Mexico
             (3) (4)
------------------------------------------------------------------------------------------------------------------------------------
HILLTOP      Hilltop          Palestine     December     $596,919      8 1BR         $262         $371,450     $221,880     1997
             Apartments       (Anderson     1996                      16 2BR         $320         RECDS (5)
                              County),
             4 buildings      Texas
             (3)
------------------------------------------------------------------------------------------------------------------------------------
LAMAR        Lamar Plaza      Lamar         June         $1,679,720   24 2BR         $285        $888,400      $1,343,440   1997
             Apartments       (Barton       1997                       4 3BR         $320        Missouri      (federal)
                              County),                                                           Housing       $53,738
             7 buildings      Missouri                                                           Development   (Missouri)
                                                                                                 Commission
                                                                                                 (6)
------------------------------------------------------------------------------------------------------------------------------------
MESA         Mesa Verde       Roswell       December     $6,840,387   11 1BR         $256        $2,280,000    $6,427,180   1998
VERDE        Apartments       (Chaves       1997                      45 1BR         $314        Bank of
                              County),                                 6 2BR         $305        America (7)
             18 buildings     New Mexico                              23 2BR         $374        $277,904
                                                                      11 3BR         $351        HOME (8)
                                                                      46 4BR         $431

------------------------------------------------------------------------------------------------------------------------------------
MOUNTAIN     Mountain         Los  Alamos   April        $1,960,261   16 1BR         $317        $1,450,000    $884,480     1997
VISTA        Vista            (Los          1997                      36 2BR         $374        U.S. Dept of
             Apartments       Alamos                                                             Agriculture
                              County),                                                           (FmHA)
             7 buildings      New Mexico                                                         (9)
             (3)

------------------------------------------------------------------------------------------------------------------------------------
WOODLAND     Woodland         Marion        September    $2,616,040   32 1BR units   $178        $51,500       $2,230,740   1997
TOWNHOME     Townhomes        (Perry        1997                      10 2BR units   $212        Regions
                              County),                                                           Bank (10)
             6 buildings      Alabama
                                                                                                 $1,245,000
                                                                                                 HOME (11)

------------------------------------------------------------------------------------------------------------------------------------

(1) Low Income Housing Credits are available over a 10-year period. For the year in which the credit first becomes available, Series 4 will receive only that percentage of the annual credit which corresponds to the number of months during which Series 4 was a limited partner of the Local Limited Partnership, and during which the Apartment Complex was completed and in service. See the discussion under "The Low Income Housing Credit" in the Prospectus.

(2) Greystone & Co. will provide the mortgage loan for a term of 18 years at an annual interest rate of 8.5%. Principal and interest will be payable monthly based on a 30-year amortization schedule. Outstanding principal will be due on maturity.

(3)  Rehabilitation property.

(4)  Property designed for both families and senior citizens.

(5) RECDS provides mortgage loans under the RECDS Section 515 Mortgage Loan Program. Each of these mortgage loans will be a 50-year loan and will bear annual interest at a market rate prior to reduction of the interest rate by a mortgage interest subsidy to an annual rate of 1%, with principal and interest payable monthly based on a 50-year amortization schedule.

(6) Missouri Housing Development Commission will provide the mortgage loan for a term of 40 years at an annual interest rate of 1%. Principal and interest will be paid monthly based on a 40-year amortization schedule.

(7) Bank of America will provide the first mortgage loan for a term of 15 years at an annual interest rate equal to the 15-year Treasury Bond yield plus 225 basis points. Principal and interest will be payable monthly based on a 30-year amortization schedule. Outstanding principal will be due on maturity.

(8) HOME will provide the second mortgage loan for a term of 30 years at an annual interest rate of 7.13%. Principal and interest will be payable monthly based on a 30-year amortization schedule.

(9) U.S. Department of Agriculture (FmHA) will provide the mortgage loan for a term of 50 years at an annual interest rate of 7.25%. Principal and interest will be payable monthly based on a 50-year amortization schedule.

(10) Regions Bank will provide the first mortgage loan for a term of 20 years at an annual interest rate of 9.5%. Principal and interest will be payable monthly based on a 20-year amortization schedule.

(11) HOME will provide the second mortgage loan for a term of 30 years at an annual interest rate of 0.5%. Principal and interest will be payable monthly based on a 30-year amortization schedule.


     The following is a discussion of the approximate population and general location of, and the employers in, the communities in which the Apartment Complexes are located:

Shawnee (ASHFORD PLACE): Shawnee (population 26,800) is in central Oklahoma near the juncture of Interstate Highway 40 and U.S. Highway 177 approximately 35 miles east of Oklahoma City. The major employers for Shawnee residents are TDK Ferrites (ceramic magnets), Mobil Chemical, Wolverine Tube (copper tubing) and Shawnee Regional Hospital.

Belen (BELEN VISTA): Belen (population 7,700) is in west-central New Mexico, approximately 20 miles south of Albuquerque, the state's capital, on Interstate Highway 25. The major employers for Belen residents are Los Lunas Hospital and Training School, Belen Consolidated School District and the Atchison, Topeka and Santa Fe Railroad.

Palestine (HILLTOP): Palestine (population 18,100) is in eastern Texas at the intersection of U.S. Highways 287, 79 and 84, approximately 100 miles southeast of Dallas. The major employers for Palestine residents are Texas Department of Corrections, Memorial Hospital, and Murray Corp. (air conditioning compressors).

Lamar (LAMAR): Lamar (population 4,500) is in southwestern Missouri on U.S. Highway 160 near the intersection of U.S. Highway 71, approximately 51 miles northwest of Springfield. The major employers for Lamar residents are O'Sullivan Furniture, Thorco Display Metal Racks and Barton County Hospital.

Roswell (MESA VERDE): Roswell (population 48,700) is in southeast New Mexico at the intersection of U.S. Highways 380 and 285, approximately 175 miles southeast of Albuquerque. The major employers for Roswell residents are Roswell Independent School District, Eastern New Mexico Medical Center and Levi Strauss.

Los  Alamos  (MOUNTAIN  VISTA):  Los  Alamos  (population   12,000)  is  in
north-central New Mexico on State Route 4 approximately 16 miles northwest of Santa Fe. The major employers for Los Alamos residents are the U.S. Department of Energy and the Los Alamos National Laboratory.

Marion (WOODLAND TOWNHOMES): Marion (population 4,400) is in central Alabama, approximately 91 miles northwest of the Perry County Board of Education, C-T South (iron casting), Niemands Industries (packaging and filling) and Griffin Wood (lumber).


                                                                                                                ESTIMATED
                                                                                                                ACQUISI-
                                             LOCAL                             SHARING RATIOS:                  TION FEES
                                             GENERAL                           ALLOCATIONS (4)  SERIES 4's      PAYABLE
LOCAL         LOCAL                          PARTNERS'     SHARING RATIOS:     AND SALE OR      CAPITAL         TO
LIMITED       GENERAL         PROPERTY       DEVELOPMENT   CASH FLOW           REFINANCING      CONTRIBUTION    FUND
PARTNERSHIP   PARTNERS        MANAGER (1)    FEE (2)       (3)                 PROCEEDS (5)     (6)             MANAGER
------------------------------------------------------------------------------------------------------------------------------------
ASHFORD       The Cowen       Insignia       $591,714      WNC: 15% but no     98.99/.01/1      $2,317,180      $231,700
PLACE         Group,          Management                   less than           50/50
              L.L.C. (7)      Group (8)                    $2,500 per year
                                                           LGP: 67% of the
                                                           balance
                                                           The balance:
                                                           WNC: 25%
                                                           LGP: 75%

------------------------------------------------------------------------------------------------------------------------------------
BELEN         Monarch         Monarch        $205,101      WNC: 33% but no     99/1             $488,274        $48,800
VISTA         Properties,     Properties,                  less than           50/50
              Inc.            Inc. (9)                     $1,944 per
              (9)                                           year; maximum 46%
                                                           LGP: The balance


------------------------------------------------------------------------------------------------------------------------------------
HILLTOP       Donald W.       Wilmic         $72,330        WNC: 1/3           99/1              $120,814       $12,000
              Sowell          Ventures,                     LGP: 2/3           50/50
              (10)            Inc. (11)

------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                ESTIMATED
                                                                                                                ACQUISI-
                                             LOCAL                             SHARING RATIOS:                  TION FEES
                                             GENERAL                           ALLOCATIONS (4)  SERIES 4's      PAYABLE
LOCAL         LOCAL                          PARTNERS'     SHARING RATIOS:     AND SALE OR      CAPITAL         TO
LIMITED       GENERAL         PROPERTY       DEVELOPMENT   CASH FLOW           REFINANCING      CONTRIBUTION    FUND
PARTNERSHIP   PARTNERS        MANAGER (1)    FEE (2)       (3)                 PROCEEDS (5)     (6)             MANAGER
------------------------------------------------------------------------------------------------------------------------------------

LAMAR         MBL             The Remus      $146,700      WNC: 15% but no     (14)              $797,842       $79,800
              Development,    Company                      less than $850
              Co.             (13)                         per year
             (12)                                          LGP: 40% of the
                                                           balance
                                                           The balance:
                                                           WNC: 50%
                                                           LGP: 50%

------------------------------------------------------------------------------------------------------------------------------------
MESA          Trianon-Mesa    Trianon        $735,611      WNC: 15% but no     99/1              $3,940,587     $394,100
VERDE         Verde, LLC      Development                  less than           50/50
              (15)            Corporation                  $5,000 per year
                              (15)                         LGP:  $5,000
                                                           plus 40% of the
                                                           balance
                                                           The balance:
                                                           WNC: 50%
                                                           LGP: 50%

------------------------------------------------------------------------------------------------------------------------------------
MOUNTAIN      Monarch         Monarch        $202,500      WNC: 33% but no     99/1              $481,602       $48,200
VISTA         Properties,     Properties,                  less than           50/50
              Inc. (9)        Inc. (9)                     $2,015 per year
                                                           LGP: The balance
              Low Income
              Housing
              Foundation
              of New Mexico
              (16)
------------------------------------------------------------------------------------------------------------------------------------
WOODLAND      Alabama         Charter        $267,400      WNC: 30% but no     98.99/.01/1       $1,347,008     $134,700
TOWNHOMES     Council on      Property                     less than           50/50
              Human           Management                   $1,200 per year
              Relations,      Co., Inc.                    LGP: 40% of the
              Housing Corp.   (18)                         balance
              (17)                                         The balance:
                                                           WNC: 18%
                                                           LGP: 85%


------------------------------------------------------------------------------------------------------------------------------------

(1) The maximum annual management fee payable to the property manager generally is determined pursuant to lender regulations. Each Local General Partner is authorized to employ either itself or one of its Affiliates, or a third party, as property manager for leasing and management of the Apartment Complex so long as the fee therefore does not exceed the amount authorized and approved by the lender for the Apartment Complex.

(2) Each Local Limited Partnership will pay its Local General Partner(s) a development fee in the amount set forth, for services incident to the development and construction of the Apartment Complex, which services include: negotiating the financing commitments for the Apartment Complex; securing necessary approvals and permits for the development and construction of the Apartment Complex; and obtaining allocations of Low Income Housing Credits. This payment will be made in installments after receipt of each installment of the capital contributions made by Series 4.

(3) Reflects the amount of the net cash flow from operations, if any, to be distributed to Series 4 ("WNC") and the Local General Partner(s) ("LGP") of the Local Limited Partnership for each year of operations. Generally, to the extent that the specific dollar amounts which are to be paid to Series 4 are not paid annually, they will accrue and be paid from sale or refinancing proceeds as an obligation of the Local Limited Partnership.

(4) Subject to certain special allocations, reflects the respective percentage interests in profits, losses and Low Income Housing Credits commencing with entry of Series 4 as a limited partner of (i) in the case of ASHFORD PLACE and WOODLAND TOWNHOMES (a) Series 4, (b) WNC Housing, L.P., an Affiliate of the Sponsor which is the special limited partner, and (c) the Local General Partner(s); and (ii) in the case of BELEN VISTA, HILLTOP, MESA VERDE and MOUNTAIN VISTA (a) Series 4, and (b) the Local General Partner(s). For a discussion of LAMAR, see note 14.

(5) Reflects the percentage interests of Series 4 and the Local General Partner(s) in any net cash proceeds from sale or refinancing of the Apartment Complex, after payment of the mortgage loan and other Local Limited Partnership obligations (see, e.g., note 3), and the following, in the order set forth: the capital contribution of Series 4 (the tax liability of Series 4 in the case of ASHFORD PLACE); the capital contribution of the special limited partner (if any); and the capital contribution of the Local General Partner(s) (the tax liability of the Local General Partner(s) in the case of ASHFORD PLACE).

(6) Series 4 will make its capital contributions to each Local Limited Partnership in stages, with each contribution due when certain conditions regarding construction or operations of the Apartment Complex have been fulfilled. See "Investment Policies" and "Terms of the Local Limited Partnership Agreements" under "Investment Objectives and Policies" in the Prospectus.

(7) The Cowen Group, L.L.C. is owned by E. Allen Cowen II, who has more than nine years' experience in affordable housing development. The Cowen Group has represented to Series 4 that, as of August 6, 1996, it had a net worth in excess of $13,000.

(8) Insignia Management Group has more than 10 years' experience in property management. The company manages in excess of 207,000 apartment units, 51,800 of which are affordable housing units.

(9) Monarch Properties, Inc. is a Texas corporation which is involved with the management of conventionally-financed and government-assisted multi-family apartment communities. Monarch Properties, Inc. has more than 20 years' experience in affordable housing property management. It manages in excess of 4,300 properties of which 92% are affordable housing units. The corporation has represented to Series 4 that, as of October 31, 1996, its net worth was in excess of $2,500,000.

(10) Donald W. Sowell has been a principal and chief executive officer of D.W. & S. Construction Inc. since 1985. The corporation was formed for the purpose of providing construction and construction-related services to the multi-family, single-family and commercial-use markets. D.W. & S. Construction, Inc. has completed more than $12,000,000 in multi-family, light commercial and residential construction. Since 1979 Mr. Sowell has been a principal and chief executive office of Don Sowell Development, Inc., a property development company which has developed $19,000,000 of real estate in Texas and Mississippi. Mr. Sowell, age 58, has represented to Series 4 that, as of June 30, 1996, he had a net worth in excess of $3,100,000.

(11) Wilmic Ventures, Inc. is a Texas corporation which was incorporated in 1984. The corporation is comprised of Wilmic Property Management and Wilmic Laundries, two separate divisions. Donald W. Sowell is a principal and chief executive officer of Wilmic Ventures, Inc. Wilmic Property Management began operating in 1979 and manages more than 1,200 apartment units, 386 of which are Tax Credit units.

(12) D. Kim Lingle is the president of MBL Development Co., which has the primary goal of developing and constructing affordable housing. Ted Scwermer is vice president of MBL Development Co., and is also the uncle of Mr. Lingle. Mr.

Lingle and Mr. Scwermer have a background in banking and development. MBL Development Co. has represented to Series 4 that, as of June 30, 1996, its total shareholder's equity was in excess of $400,000.

(13) The Remus Company is owned by William F. Gillen, who has 26 years' experience in multi-family and commercial property management. Prior to forming The Remus Company, Mr. Gillen was vice president of administration and operations of Midland Property Management, Inc., a Kansas City-based real estate development and property management firm, where he was employed for 14 years. The Remus Company currently manages seven apartment complexes including three government-subsidized properties.

(14) Subject to certain special  allocations,  Federal Tax Credits,  losses and income are allocated 98.98% to Series 4, .01% to WNC Housing, L.P., the special limited partner, .01% to D. Kim Lingle, the original limited partner, and 1% to the Local General Partner. This property also has Missouri Tax Credits which are allocated solely to the original limited partner. Net cash proceeds from sale or refinancing of the Apartment Complex, after payment of the mortgage loan and other Local Limited Partnership obligations, and the capital contributions of Series 4, the special limited partner, the Local General Partner and the original limited partner, are distributable 50% to Series 4 and 50% to the Local General Partner.

(15) Trianon-Mesa Verde, LLC, is a New Mexico limited liability company recently formed by Trianon Development Corporation, a California corporation, and Foundation For Social Resources, Inc., a Delaware non-profit corporation, to serve as the Local General Partner. Trianon Development Corporation was formed in 1986 by Lester G. Day. Mr. Day, who is currently the corporation's chairman, has 40 years' experience in property development and management. Trianon Development Corporation currently manages 72 affordable housing projects consisting of approximately 6,500 units. The Local General Partner has represented to Series 4 that its net worth is nominal. Construction, operating deficit and Tax Credit guarantees will be provided by Lester Day. Mr. Day, age 70, has represented to Series 4 that, as of December 31, 1996, he had a net worth in excess of $3,000,000.

(16) Low Income Housing Foundation of New Mexico is a newly-formed non-profit organization whose primary goal is to develop affordable housing for low-income New Mexico residents. The organization has represented to Series 4 that, as of September 30, 1996, its net worth was approximately $19,000.

(17) Alabama Council on Human Relations, Housing Corp. was founded in 1954 as a forum for interracial communication through Alabama. It is now a statewide private non-profit organization. The organization has represented that, as of February 29, 1996, its net assets were in excess of $600,000.

(18) Charter Properties Management Co., Inc. was incorporated in 1991. The company's emphasis is the professional management of affordable housing, particularly multi-family properties. Charter Properties Management Co., Inc. currently manages 28 properties (946 units).